Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

GEORGETOWN BANCORP, INC.

ANNOUNCES RESULTS OF STOCK OFFERING, SHAREHOLDER VOTE AND DEPOSITOR VOTE

Georgetown, Massachusetts, June 25, 2012 — Georgetown Bancorp, Inc. (OTCBB: GTWN), announced today that its shareholders and the depositors of Georgetown Savings Bank (the “Bank”) have each approved the plan of conversion and reorganization pursuant to which Georgetown Bancorp, MHC will convert to a stock holding company form of organization.  Georgetown Bancorp, Inc. (“New Georgetown”), the proposed stock holding company for the Bank also announced the results of its offering of shares of common stock in connection with the conversion.  New Georgetown expects to sell 1,100,000 shares of common stock at $10.00 per share, for gross offering proceeds of $11.0 million, in its stock offering.  Orders for a total of 273,471 shares of common stock have been accepted in the syndicated community offering, for which Keefe, Bruyette & Woods, Inc. acted as sole book-running manager.  New Georgetown received orders for 826,529 shares of common stock in the subscription and community offerings, for which Keefe, Bruyette & Woods, Inc. acted as selling agent.  All orders properly executed in the subscription and community offerings will be filled in whole, including the order by the Bank’s employee stock ownership plan. New Georgetown’s new CUSIP number is 372591 107.

Concurrent with the completion of the offering, shares of Georgetown Bancorp, Inc.’s (“Georgetown-Federal”) common stock owned by the public will be exchanged for shares of New Georgetown’s common stock so that Georgetown-Federal’s existing shareholders will own approximately the same percentage of New Georgetown’s common stock as they owned of Georgetown-Federal’s common stock immediately prior to the conversion.  Shareholders of Georgetown-Federal will receive 0.72014 shares of New Georgetown’s common stock for each share of Georgetown-Federal common stock they owned immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid based on the offering price of $10.00 per share. As a result of the offering and the exchange of shares, New Georgetown will have approximately 1,940,298 shares outstanding after giving effect to the transaction.

The completion of the conversion and offering is subject to, among other things, the approval of the Plan of Conversion and Reorganization by the corporators of Georgetown Bancorp, MHC at a special meeting scheduled to occur on July 9, 2012 and the receipt of final regulatory approval.

The transaction is scheduled to close on July 11, 2012, at which time Georgetown Bancorp, MHC and Georgetown-Federal will cease to exist and New Georgetown will become the fully public stock holding company of the Bank.  The shares of common stock of Georgetown-Federal will cease trading under the trading symbol “GTWN” on the OTC Bulletin Board at the close of the market on July 11, 2012.  The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Capital Market on July 12, 2012 under the trading symbol “GTWND” for a period of 20 trading days and will thereafter trade as “GTWN.”

Stock certificates for shares purchased in the subscription, community and syndicated community offerings are expected to be mailed to subscribers on or about July 11, 2012.  Current shareholders of Georgetown-Federal that hold their shares in street name or in book-entry form will have shares of New Georgetown deposited directly to their accounts. Shareholders of Georgetown-Federal holding shares in certificated form will be mailed a letter of transmittal on or about July 13, 2012 and receive their shares of Company common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Georgetown-Federal is the holding company for Georgetown Savings Bank. Georgetown Savings Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Savings Bank, visit www.georgetownbank.com.

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the transactions contemplated by the Plan of Conversion and Reorganization, difficulties in securing regulatory or corporator approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Georgetown Bancorp, Inc. and its subsidiaries are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock which is made only by means of the written prospectus forming part of the registration statement.  The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.